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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Community Health Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNITY HEALTH SYSTEMS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 25, 2004

To Our Stockholders:

        Notice is hereby given that the Annual Meeting of Stockholders of Community Health Systems, Inc. will be held on Tuesday, May 25, 2004 at 8:30 A.M. (Eastern Daylight Time) at the JPMorganChase & Co. Building, 11th Floor, Room C, located at 270 Park Avenue, New York, New York 10017, to consider and act upon the following matters:

  1.
  To elect four (4) Class I Directors;

  2.
  To approve the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan, which provides eligible participants the opportunity to receive annual cash bonuses;

  3.
  To ratify the appointment of Deloitte & Touche LLP as independent accountants for our fiscal year ending December 31, 2004;

  4.
  To consider a proposal submitted by one of our stockholders; and

  5.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on March 31, 2004 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                      By Order of the Board of Directors,

                      Rachel A. Seifert
                      Senior Vice President, Secretary and General Counsel

Brentwood, Tennessee
April 9, 2004

ANNUAL MEETING OF STOCKHOLDERS
OF
COMMUNITY HEALTH SYSTEMS, INC.
PROXY STATEMENT

Table of Contents	Page
Introduction	1
General Information	1
Proxy Statement Proposals	1
Corporate Governance Principles and Board Matters	1
Director Compensation	4
Director Nomination Process	4
Stockholder Proposals and Nominations for Directors	5
Members of the Board of Directors	6
Compensation Committee Interlocks and Insider Participation	8
Proposals Submitted for a Vote of Stockholders	9
Proposal 1–Election of Class I Directors	9
Proposal 2–Approval of Community Health Systems, Inc. 2004 Employee Performance Incentive Plan	10
Proposal 3–Appointment of Independent Accountants	13
Proposal 4–Stockholder Proposal Entitled "Separate Chair and CEO Proposal"	15
Security Ownership of Certain Beneficial Owners and Management	17
Compliance With Exchange Act Section 16(a) Beneficial Ownership Reporting	19
Relationships and Certain Transactions between Community Health Systems, Inc. and its Officers, Directors and 5% Beneficial Owners and their Family Members	19
Information About Our Executive Officers	20
Executive Compensation	21
Summary Compensation Table	21
Stock Options	23
Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values	23
Equity Compensation Plan Information	24
Employment Arrangements	24
Supplemental Executive Retirement Plan	24
Report of the Compensation Committee on Fiscal 2003 Executive Compensation	26
Corporate Performance Graph	28
Audit and Compliance Committee Report	29
Proxy Solicitation	30
Miscellaneous	30
Attachments:
Exhibit A—Community Health Systems, Inc. 2004 Employee Performance Incentive Plan

i

ANNUAL MEETING OF STOCKHOLDERS
OF
COMMUNITY HEALTH SYSTEMS, INC.
155 Franklin Road, Suite 400
Brentwood, TN 37027

PROXY STATEMENT
April 9, 2004

INTRODUCTION

        The enclosed proxy is being solicited by the Board of Directors of Community Health Systems, Inc. (the "Company") for use in connection with the Annual Meeting of Stockholders to be held Tuesday, May 25, 2004, or any adjournment or postponement thereof.

        The record date with respect to this solicitation is March 31, 2004. All holders of record of our common stock as of the close of business on that date are entitled to vote at the meeting. As of that date the Company had 98,761,772 shares of common stock outstanding. Each share of our common stock is entitled to one vote. A proxy may be revoked by the stockholder at any time prior to its being voted at the meeting by giving written notification to the Company's Secretary, submitting another proxy with a more recent date, or voting in person at the meeting. Attendance at the Annual Meeting by a stockholder who has executed a proxy does not alone revoke the proxy. When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted at the meeting in accordance with the directions indicated thereon. If the proxy is properly executed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors. The presence, in person or by proxy, of the holders of a majority of the shares of outstanding common stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting.

        The Company's Annual Report to Stockholders, which includes our Form 10-K and contains consolidated financial statements reflecting the financial position and results of the operations of the Company for 2003, and this Proxy Statement are being mailed to stockholders on or about April 9, 2004. The Annual Report does not form part of the material for the solicitation of proxies.

GENERAL INFORMATION

Proxy Statement Proposals

        Each year the Board of Directors submits to the stockholders at the Annual Meeting its nominations for election of directors. A proposal to our stockholders to approve our 2004 Employee Performance Incentive Plan is also being submitted. In addition, the stockholders are requested to ratify the selection of our independent accountants. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the Proxy Statement for action at the Annual Meeting. One of our stockholders has submitted such a proposal. Any proposal submitted by a stockholder for inclusion in the 2005 Annual Meeting Proxy Statement must be received by the Company in the manner and by the deadline under "Stockholder Proposals and Nominations for Directors" as summarized later in this Proxy Statement.

Corporate Governance Principles and Board Matters

        Following the passage of the Sarbanes-Oxley Act of 2002, our Board of Directors undertook a review of director independence, director qualifications, committee duties and governance, committee composition and qualification, our code of conduct, our policy regarding trading and reporting of trading in our stock, our policy regarding reporting of complaints involving accounting matters, our practices and policies on making loans to executive officers and directors, and our hiring practices with respect to the employees of our independent auditors. As a result of these reviews, our Board of Directors has taken the following actions:

  •
  Adopted governance principles for the Board of Directors, including independence standards for our directors.
  •
  Determined that our Board of Directors is comprised of a majority of directors who meet the independence standards of our governance principles. Our Board of Directors has determined that all of the current members of our Board of Directors except for Messrs. Smith and Cash, who are employee-officers of the Company, are independent.
  •
  Adopted procedures for non-management directors to meet in executive session. The Board of Directors has appointed Dale F. Frey as the Lead Director to preside over these executive sessions and to take a leadership role in certain limited circumstances when leadership by the Chairman, who is also our President and Chief Executive Officer, would not be appropriate.
  •
  Adopted a Code of Conduct that is applicable to all directors, officers, and employees of the organization. A variation of this Code of Conduct has been in effect at our Company since 1997.
  •
  Amended and restated the Audit and Compliance Committee Charter, incorporating all of the requirements of Sarbanes-Oxley and the regulations that have been published to date. Our Audit and Compliance Committee is comprised solely of independent directors, who also meet specific qualifications for service on this committee. Two members of our Audit and Compliance Committee are "audit committee financial experts" as defined by the Securities and Exchange Commission ("SEC")-John A. Clerico and Dale F. Frey. The other member of our Audit and Compliance Committee is financially sophisticated.
  •
  Adopted a policy for the pre-approval of all non-audit services to be performed by our independent auditors.
  •
  Adopted a policy that prohibits us from employing individuals who were engaged in our audit during the most recent two years.
  •
  Created a dual reporting relationship for our internal audit department so that it separately reports to our Chief Financial Officer and our Audit and Compliance Committee.
  •
  Adopted a procedure for handling complaints regarding accounting matters.
  •
  Adopted a Compensation Committee Charter and strengthened the duties of this committee. The Compensation Committee is comprised solely of independent directors, who also meet specific qualifications for service on this committee.
  •
  Adopted a Finance Committee charter, with limited delegation to specific areas primarily regarding financial and budgetary affairs of the Company.
  •
  Adopted a revised statement of policy regarding securities trading to ensure that all persons subject to the reporting requirements of Section 16 of the Exchange Act will be able to comply with all applicable filing requirements in a timely manner.
  •
  Adopted a policy, in accordance with the Sarbanes-Oxley Act, prohibiting us from making any loans to our directors or executive officers (no such loans were outstanding at the date the policy was adopted). Our policy does not allow directors or executive officers to participate in the "cashless exercise" option available to other employee participants in our stock option program.
  •
  Adopted a Governance and Nominating Committee Charter. The Governance and Nominating Committee is comprised solely of independent directors.
  •
  Adopted procedures for the annual review of governance principles, committee charters, and board and committee performance.

  •
  Adopted procedures for stockholders and other persons who wish to communicate directly with our Lead Director, non-employee directors and/or members of our Audit and Compliance Committee. These procedures are set forth in our governance principles.

Copies of the current versions of our governance principles and committees' charters are posted on the Investor Relations section of our Internet Website–www.chs.net.

        Operation and Meetings.    The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company's business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company's Chairman, President and Chief Executive Officer and other corporate executives. They are advised of actions taken by the various committees of the Board of Directors. Directors have access to all books, records and reports, and members of management are available at all times to answer their questions. Directors are encouraged to attend our annual meeting of stockholders; 4 directors were present at our 2003 annual meeting of stockholders.

        In 2003, the Board of Directors held four regular meetings. Each incumbent director attended at least 75% of the Board meetings and meetings of the Board Committees on which he/she served.

        The Audit and Compliance Committee, whose charter was adopted in 2000, and revised in 2002 and 2004, is currently comprised of three independent directors (as independence is defined in Section 303.01 (B) of the NYSE Listed Company Manual and Section 10A-3 of the Securities Exchange Act of 1934). These directors are John A. Clerico (Chair) Dale F. Frey, and Michael A. Miles. This committee held eleven (11) meetings during 2003. The report of this committee is set forth later in this Proxy Statement. The Audit and Compliance Committee's responsibility is to provide advice and counsel to management regarding, and to assist the Board of Directors in its oversight of (1) the integrity of the Company's financial statements; (2) the Company's compliance with legal and regulatory requirements; (3) the independent accountant's qualifications and independence; and (4) the performance of the Company's internal audit function and independent accountant.

        The Compensation Committee is comprised of Michael A. Miles (Chair) and J. Anthony Forstmann. The Compensation Committee met two (2) times and otherwise acted through written consent during 2003. The Compensation Committee's report is set forth later in this Proxy Statement. The primary purpose of the Compensation Committee is to (i) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company's executives; (ii) approve awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan; (iii) administer the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan with regard to the employees to whom Section 162(m) of the Internal Revenue Code applies; (iv) assist the Board of Directors by making recommendations regarding compensation programs for directors; and (v) produce an annual report on executive compensation for inclusion in the Company's proxy statement, in accordance with applicable rules and regulations.

        The Finance Committee's members are Sandra J. Horbach, Thomas H. Lister and Michael A. Miles. The Finance Committee met in periodic informal sessions throughout the year and otherwise acted through written consent during 2003. The Finance Committee's responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company's financing activities and financial condition, including matters related to bank credit facilities, public offerings, acquisitions, and capital spending.

        The Governance and Nominating Committee, whose members are Dale F. Frey (Chair), Harvey Klein, M.D., and Thomas H. Lister, met one time during 2003. All of these members are independent, within the meaning of the Company's Governance Principles–Independence Standards, which standards meet or exceed the standards contained in the New York Stock Exchange Listing Standards. The primary purpose of the Governance and Nominating Committee is to (i) recommend to the Board of Directors a set of corporate governance principles applicable to the Company; (ii) review at least annually the Company's corporate governance principles and make any recommended changes, additions or modifications; and (iii) identify individuals qualified to become Board members and to select, or recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders, subject to the contractual right of the Forstmann Little partnerships to nominate two directors until they no longer own any shares of the Company's common stock.

Director Compensation

        In December 2002, our Board of Directors approved a compensation program for eligible directors, which are those directors who are neither members of management nor general partners of the Forstmann Little partnership affiliates that beneficially own shares of our common stock. The program consists of both cash and equity-based compensation. Eligible directors receive an annual stipend of $25,000, and an additional $2,500 for each committee chair appointment. Eligible directors also receive $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Eligible directors receive 10,000 stock options upon their initial appointment to the Board and 5,000 additional stock options generally for each year that they serve on our Board of Directors. These stock options are granted under our Amended and Restated 2000 Stock Option and Award Plan and vest over two years. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees. Prior to establishing this program, some of our directors were granted stock options upon joining our Board of Directors, but received no other compensation other than reimbursement of expenses for attending meetings.

Director Nomination Process

        The Governance & Nominating Committee has responsibility for the Director nomination process. Its charter from the Board may be found in the Investor Relations section of the Company's Website, www.chs.net. The Forstmann Little partnerships have management rights agreements to nominate two (one for each partnership) Board positions until they no longer own any shares of our common stock.

        All of the members of the Governance and Nominating Committee are independent within the meaning of the Company's Governance Principles–Independence Standards, which standards meet or exceed those contained in the New York Stock Exchange Listing Standards. The members of the Governance and Nominating Committee are Dale F. Frey (Chair), Thomas H. Lister, and Harvey Klein, M.D.

        The Governance and Nominating Committee believes that the minimum qualifications that must be met by any Director nominee include (1) a reputation for the highest ethical and moral standards, (2) good judgment, (3) a positive record of achievement, (4) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (5) business knowledge and experience relevant to the Company and (6) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

        The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to add a director to the Board. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company's then existing strategies and business, market, regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the Chairman, President and Chief Executive Officer's views as to areas in which management desires additional advice and counsel.

        When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chairman, President and Chief Executive Officer and, when deemed appropriate, utilize fee-paid third party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate's reputation and background, examination of the candidate's experiences and skills in relation to the Board's requirements at the time, consideration of the candidate's independence as measured by the Company's Independence Standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the Chair of the Governance and Nominating Committee and the Chairman, President and Chief Executive Officer.

        The nominees at the Annual Meeting for the four (4) Class I Directors are as follows: Messrs. Cash and J. Anthony Forstmann and Dr. Klein, who are incumbents, and Mr. Watson, who was recommended by the Chairman of the Governance and Nominating Committee.

Stockholder Proposals and Nominations for Directors

        The Governance & Nominating Committee will consider candidate nominees for election as director who are recommended by stockholders. Recommendations should be sent to the Secretary of the Company and should include the candidate's name and qualifications and a statement from the candidate that he or she consents to being named in the Proxy Statement and will serve as a director if elected. For any candidate to be considered by the Governance and Nominating Committee and, if nominated, to be included in the Proxy Statement, such recommendation must be received by the Secretary at our offices (Secretary, Community Health Systems, Inc., 155 Franklin Road, Suite 400, Brentwood, Tennessee 37027) not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. This same time requirement applies to any business a stockholder seeks to bring before an annual meeting of our stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder must be delivered no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the public announcement of the meeting is first made. The by-laws specify certain requirements as to the form and content of a stockholder's notice.

        Under SEC regulations, any stockholder wishing to submit a proposal to be included in the proxy materials relating to the 2005 Annual Meeting of Stockholders must submit the proposal in writing no later than December 10, 2004.

MEMBERS OF THE BOARD OF DIRECTORS

        Our certificate of incorporation provides for a classified Board of Directors consisting of three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. At each Annual Meeting of stockholders, successors to the class of directors whose term expires at that Annual Meeting will be elected for a three-year term and until their respective successors are elected and qualified. A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote in the election of directors. The Forstmann Little partnerships have a contractual right to cause us to nominate two directors until they no longer own any shares of our common stock.

        Class I directors' terms expire at our 2004 Annual Meeting. Upon the recommendation of the Governance and Nominating Committee, the four (4) persons listed in the table below, including three incumbent directors, are nominated for election to serve as Class I Directors for a term of three (3) years and until their respective successors are elected and qualify. With the exception of Mr. Watson, who is a new nominee to our Board of Directors, the other nominees are currently serving terms as directors that expire at the Annual Meeting. Robert J. Dole, a director since 1997, declined to stand for re-election due to personal time commitments, and not as a result of any conflict or concern with the Company or its management.

Name	Age	Position
W. Larry Cash	55	Director (Class I) and Executive Vice President and Chief Financial Officer
J. Anthony Forstmann	65	Director (Class I)
Harvey Klein, M.D.	66	Director (Class I)
H. Mitchell Watson, Jr.	66	Director (Class I)

W. Larry Cash	Director Since 2001

Mr. Cash serves as the Executive Vice President and Chief Financial Officer. Prior to joining Community Health Systems, he served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. He is also a director of Cross Country, Inc.
J. Anthony Forstmann	Director Since 1996
Compensation Committee Member

Mr. Forstmann has been a Managing Director of J.A. Forstmann & Co., a merchant banking firm, since October 1987. Mr. Forstmann was President of The National Registry Inc. from October 1991 to August 1993 and from September 1994 to March 1995 and Chief Executive Officer from October 1991 to August 1993 and from September 1994 to December 1995. In 1968, he co-founded Forstmann-Leff Associates, an institutional money management firm with $6 billion in assets. He is a special limited partner of one of the Forstmann Little Partnerships. He is also a director of Citadel Broadcasting Corporation. He is the brother of Theodore J. Forstmann, a director of the Company.

Harvey Klein, M.D.	Director Since 2001
Governance and Nominating Committee Member

Dr. Klein has been an Attending Physician at the New York Hospital since 1992. Dr. Klein serves as the William S. Paley Professor of Clinical Medicine at Cornell University Medical College, a position he has held since 1992. He also has been a Member of the Board of Overseers of Weill Medical College of Cornell University since 1997. Dr. Klein is a member of the American Board of Internal Medicine and American Board of Internal Medicine, Gastroenterology.
H. Mitchell Watson, Jr.	Director Nominee

Mr. Watson presently serves as the President, Sigma Group of America since 1992. From 1989 to 1992, Mr. Watson was President and Chief Executive Officer of ROLM Company. Mr. Watson is also a director and the non-executive Chairman of MAPICS, Inc., and a director and the Chairman of the Audit Committee of Praxair, Inc.

        The remaining incumbent directors, whose terms of office have not expired (Class II directors' terms will expire in 2005, and Class III directors' terms will expire in 2006), are set forth below. Michael A. Miles, a director since 1997, has advised us of his intention to resign from the Board of Directors at the annual meeting of stockholders; his decision was made for personal reasons and not as a result of any conflict or concern with the Company or its management. The vacancy created by his resignation will be filled by the Board of Directors in accordance with our by-laws. His successor has not yet been identified.

Name	Age	Position
Wayne T. Smith	58	Chairman, President and Chief Executive Officer and Director (Class III)
John A. Clerico	62	Director (Class III)
Theodore J. Forstmann	64	Director (Class III)
Thomas H. Lister	40	Director (Class III)
Dale F. Frey	71	Director (Class II)
Sandra J. Horbach	43	Director (Class II)
Michael A. Miles	63	Director (Class II)

Wayne T. Smith	Director Since 1997
Chairman of the Board

Mr. Smith is the President and Chief Executive Officer. Mr. Smith joined us in January 1997 as President. In April 1997, we also named him our Chief Executive Officer and a member of the Board of Directors. In February 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith spent 23 years at Humana Inc., most recently as President and Chief Operating Officer, and as a director, from 1993 to mid-1996. He is also a director of Almost Family and Praxair, Inc.
John A. Clerico	Director Since 2003
Audit and Compliance Committee Chair

Since 2000, when Mr. Clerico co-founded ChartMark Investment's, Inc., he has served as its chairman and as a registered financial advisor. From 1992 through 2000, he served as an executive vice president and the Chief Financial Officer and a Director of Praxair, Inc. From 1983 until its spin-off of Praxair, Inc. in 1992, he served as an executive officer in various financial and accounting areas of Union Carbide Corporation.

Theodore J. Forstmann	Director Since 1996

Mr. Forstmann has been senior founding partner of Forstmann Little & Co. since it was founded in 1978. He is also a director of The Yankee Candle Company, Inc., McLeodUSA Incorporated, and Citadel Broadcasting Corporation. He is the brother of J. Anthony Forstmann, a nominee for director of the Company.
Dale F. Frey	Director Since 1997
Lead Director Governance and Nominating Committee Chair Audit and Compliance Committee Member

Mr. Frey was elected as our Lead Director in February 2004. Mr. Frey currently is retired. From 1984 until 1997, Mr. Frey was the Chairman of the Board and President of General Electric Investment Corp. From 1980 until 1997, he was also Vice President of General Electric Company. Mr. Frey is also a director of The Yankee Candle Company, Inc., McLeodUSA Incorporated, Aftermarket Technology Corp., Ambassador Group, Inc., Vantis Money Management (advisory board), and Invamed Catalyst Fund (advisory board).
Sandra J. Horbach	Director Since 1996
Finance Committee Member

Ms. Horbach has been a general partner of FLC XXIX Partnership, L.P. since 1993. She joined Forstmann Little & Company, Inc. in 1987 as an associate. She is also a director of The Yankee Candle Company, Inc. and Citadel Broadcasting Corporation.
Thomas H. Lister	Director Since 2000
Finance Committee Member Governance and Nominating Committee Member
Mr. Lister has been a general partner of FLC XXX Partnership, L.P. since 1997. He joined Forstmann Little & Co. in 1993 as an associate. He is also a director of McLeodUSA Incorporated.
Michael A. Miles	Director Since 1997
Audit and Compliance Committee Member Compensation Committee Chair Finance Committee Member

Mr. Miles served as Chairman of the Board from March 1998 until February 2001. In 2003, he was elected Lead Director and oversaw non-management sessions of the Board of Directors through February 2004. Mr. Miles currently is retired. Mr. Miles served as Chairman and Chief Executive Officer of Philip Morris from 1991 to 1994. He is also a director of AMR Corporation, Dell Computer Corp., Exult, Inc., Morgan Stanley & Co., Sears, Roebuck and Co., AOL Time Warner Inc., Allstate, Inc., and Citadel Broadcasting Corporation. He is a special limited partner of one of the Forstmann Little partnerships.

Compensation Committee Interlocks and Insider Participation

        The current members of the Compensation Committee of our Board of Directors are Michael A. Miles and J. Anthony Forstmann. Neither member of the Compensation Committee is a current or former executive officer or employee of our Company or any of our subsidiaries. Theodore J. Forstmann, Sandra J. Horbach, and Thomas H. Lister are general partners in partnerships affiliated with the Forstmann Little partnerships that own shares of our common stock.

PROPOSALS SUBMITTED FOR A VOTE OF STOCKHOLDERS

PROPOSAL 1–ELECTION OF CLASS I DIRECTORS

        Upon the recommendation of the Governance and Nominating Committee, the following four (4) persons listed below are nominated for election to serve as Class I Directors for a term of three (3) years and until their respective successors are elected and qualify.

        The nominees for directors are W. Larry Cash, J. Anthony Forstmann, Harvey Klein, M.D., and H. Mitchell Watson, Jr. With the exception of Mr. Watson, who is a new nominee to our Board of Directors, the other nominees are currently serving terms as directors that expire at the Annual Meeting. Each of the nominees has agreed to serve for the three-year term to which they have been nominated; if any of the nominees is unable to serve or refuses to serve as a director, an event which the Board does not anticipate, the proxies will be voted in favor of such other person(s), if any, as the Board of Directors may designate.

Required Vote

        The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the Annual Meeting is required to elect each of the Class I directors. Abstentions and broker non-votes in connection with the election of directors have no effect on such election since directors are elected by a plurality of the votes cast at the meeting.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR ELECTION AS CLASS I DIRECTORS.

PROPOSAL 2 – APPROVAL OF COMMUNITY HEALTH SYSTEMS, INC. 2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN

        The 2004 Employee Performance Incentive Plan (the "Incentive Plan") provides for annual incentive payments to certain employees of the Company based upon Company performance. A central element of the Company's pay-for-performance philosophy has been to link a significant portion of annual cash compensation to the attainment of the Company's annual financial objectives. The Incentive Plan is intended to continue this direct linkage between Company performance and compensation. The Board of Directors recommends that the Incentive Plan be approved by the stockholders. A copy of the Incentive Plan is included in this Proxy Statement as Exhibit A and the following description is qualified in its entirety by reference to the Incentive Plan.

Background

        The Incentive Plan is intended to comply with the terms of the "qualified performance-based compensation" exclusion in Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder (the "Code") (as described below) with respect to the Company's covered employees (as described below) whose compensation in a given year may be subject to non-deductibility. Other than with respect to its intended compliance with Section 162(m) of the Code, the Incentive Plan is substantially similar to our Bonus Incentive Plan which was originally implemented by the Company prior to our initial public offering (the "Prior Plan"). The Incentive Plan will supersede the Prior Plan in its entirety effective for performance periods commencing on or after January 1, 2004.

        Section 162(m) of the Code generally disallows a federal income tax deduction to a publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers (collectively, the "covered employees"). However, Code Section 162(m) provides that compensation constituting "qualified performance-based compensation" is not taken into account in determining whether the $1 million threshold is exceeded. A covered employee's compensation under the Incentive Plan will be deemed to be "qualified performance-based compensation" if: (1) the compensation is paid solely on account of the attainment of one or more pre-established, objective performance goals established in writing by the compensation committee not later than 90 days after the commencement of the period of service to which the performance goals relate; (2) the material terms of the performance goals are disclosed to and approved by the stockholders of the corporation before such compensation is paid; and (3) the committee composed of outside directors certifies that the performance goals that pertain to a covered employee have been attained before the covered employee receives the "qualified performance-based compensation."

        The Company intends to structure awards under the Incentive Plan so that compensation paid under the Incentive Plan to our covered employees would constitute "qualified performance-based compensation" eligible for deductibility. To allow the Company to qualify for such deduction, the Company is seeking approval of the Incentive Plan and the material terms of performance goals applicable to the Incentive Plan.

        The Incentive Plan allows for individual awards that may not exceed $5 million in any one year period. Payments under the Incentive Plan are made in cash.

Plan Administration

        The Incentive Plan will generally be administered under the supervision of the Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company, except as otherwise noted herein. With regard to covered employees, the Compensation Committee of the Board of Directors shall administer the Incentive Plan. The Compensation Committee will at all times be composed entirely of non-employee directors who meet the criteria of "outside director" under

Section 162(m) of the Code. As applicable, the Chief Executive Officer and the Chief Financial Officer or the Compensation Committee shall select the employees of the Company who shall receive awards under the Incentive Plan, the target awards, maximum pay-out level and the performance goals. All nine of our executive officers participate in the Incentive Plan and many of our other employees are selected from time-to-time to participate in the Incentive Plan. The Compensation Committee will certify the attainment of performance goals before payment of any awards to covered employees.

Performance Criteria

        Section 162(m) of the Code requires that performance awards be based upon objective performance measures. For covered employees the performance criteria will be performance goals under one or more of the following: net revenue; earnings per share (EPS); corporate, clinic and hospital EBITDA; EBITDA margin; bad debt expense; and cash receipts targets. Performance criteria may relate to the total Company or any business unit. Performance goals may be set at a specific level or may be expressed as relative to the comparable measures for prior periods. The Compensation Committee's discretion may not be exercised to increase the award payable to any covered employees above the maximum amount determined by the applicable performance measure.

Term and Amendment of the Plan

        The Incentive Plan, if approved by stockholders, will be effective for all fiscal years beginning with 2004 by action of the Board of Directors. The Incentive Plan may be amended or discontinued by the Board of Directors at any time. However, no amendment may increase the maximum payment which may be made to any covered employee in any fiscal year above the award limits outlined above and specified in the Incentive Plan. Generally, no amendment of the Incentive Plan will impair or adversely alter any awards theretofore granted under the Incentive Plan, except with the consent of the respective participant.

Plan Benefits

        Future awards under the Incentive Plan are not determinable because they depend upon certain unknown factors, including the extent to which the financial targets for any performance period are achieved. The following table sets forth information concerning the amounts that would have been paid pursuant to the Incentive Plan had it been in effect for the year ended December 31, 2003. The amount set forth in the table varies from the amounts actually paid under the Prior Plan for 2003 because 2004 target percentages have varied and discretionary components have been eliminated. These awards are not necessarily indicative of the awards that may be made in the future under the Incentive Plan. Directors who are not employees do not participate in the Incentive Plan.

New Plan Benefits

Name And Position	Target Awards Under Incentive Plan ($)
Wayne T. Smith Chairman of the Board, President and Chief Executive Officer	$875,000
W. Larry Cash Executive Vice President and Chief Financial Officer	$500,000
Gary D. Newsome Senior Vice President – Group Operations (1)	$—
David L. Miller Senior Vice President – Group Operations (1)	$—
Michael T. Portacci Senior Vice President – Group Operations (1)	$—
All current executive officers as a group (9 persons including those named above) (1)	$—
All employees, including all current officers who are not executive officers, as a group (1)	$—

(1)
Because prior incentive compensation awards for these individuals have in the past and may in the future include significant discretionary components, amounts that would have been paid pursuant to the Incentive Plan had it been in effect for the year ending December 31, 2003 are not determinable.

Required Vote

        Approval of the Incentive Plan requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS BELIEVES THAT THE CONTINUATION OF ANNUAL INCENTIVE AWARDS BASED UPON COMPANY PERFORMANCE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPANY'S 2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN.

PROPOSAL 3 – APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The Board of Directors proposes that the stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as our independent accountants for 2004. We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions submitted by stockholders at the Annual Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if they desire to do so.

Fees

        The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

(in thousands)	2003	2002
Audit Fees (a)	$1,222	$889
Audit-Related Fees (b)	594	425
Tax Fees	268	132
All Other Fees	87	56

Total	$2,171	$1,502
    (a)
    Fees for audit services billed in 2003 and 2002 consisted of:
    •
    Audit of the Company's annual consolidated financial statements;
    •
    Reviews of the Company's quarterly consolidated financial statements; and
    •
    Statutory and regulatory audits, consents and other services related to SEC matters.

    (b)
    Fees for audit-related services billed in 2003 and 2002 consisted of:
    •
    Due diligence associated with acquisitions;
    •
    Financial accounting and reporting consultations;
    •
    Sarbanes-Oxley Act, Section 404 advisory services;
    •
    Employee benefit plan audits; and
    •
    Agreed-upon procedures engagements.

    (c)
    Fees for tax services billed in 2003 and 2002 consisted of:
    •
    Fees for tax compliance services totaled $247,000 and $132,000 in 2003 and 2002, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:
    (i)
    Federal, state and local income tax return assistance;
    (ii)
    Sales and use, property and other tax return assistance; and
    (iii)
    Assistance with tax audits and appeals.

    •
    Fees for tax planning and advice services totaled $21,000 and $0 in 2003 and 2002, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals.

    (d)
    Fees for all other services billed in 2003 consisted of permitted non-audit services, such as:
    •
    Valuation, or other services permitted under transition rules in effect at May 6, 2003; and
    •
    Any other consulting or advisory service.

      Fees for all other services billed in 2002 consisted of permitted non-audit services, including valuation and other consulting services.

        In considering the nature of the services provided by the independent auditor, the Audit and Compliance Committee determined that such services are compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act, as well as the American Institute of Certified Public Accountants.

Pre-Approval of Non-Audit Services

        On December 10, 2002, the Board of Directors delegated to the Audit and Compliance Committee the sole authority to engage and discharge the Company's independent auditors, to oversee the conduct of the audit of the Company's consolidated financial statements, and to approve the provision of all auditing and non-audit services. The engagement letter for audit services to be rendered in 2003 was approved by the Audit and Compliance Committee on December 10, 2002 and signed by the Chair on behalf of the Committee on that date. Also on December 10, 2002, the Audit and Compliance Committee adopted a policy prohibiting the independent auditor from performing any Prohibited Non-Audit Services (as enumerated in the Sarbanes-Oxley Act of 2002) and providing for the pre-approval of non-audit services by the Chair of the Audit and Compliance Committee, provided that such decisions are reported to the Committee at its next scheduled meeting. All audit and non-audit services performed by the independent auditor during 2003 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services. The Company's policy does not permit the retroactive approval for "de minimus non-audit services."

Required Vote

        Approval by the stockholders of the appointment of independent accountants is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present and entitled to vote on the matter do not approve the selection of Deloitte & Touche LLP as our independent accountants for 2004 at the Annual Meeting, the selection of independent accountants will be reconsidered by the Audit and Compliance Committee. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT ACCOUNTANTS FOR 2004.

PROPOSAL 4 – STOCKHOLDER PROPOSAL ENTITLED "SEPARATE CHAIR AND CEO PROPOSAL"

        Central Laborers' Pension, Welfare & Annuity Funds, P.O. Box 1267, Jacksonville, IL 62651, which beneficially owns 1,600 shares of our common stock, has notified us that it intends to submit the following proposal at this year's meeting. If properly presented at the meeting, this proposal will be voted on at the Annual Meeting. The stockholder's proposal is quoted verbatim in italics below.

        Company management disagrees with the adoption of the resolution proposed below and asks stockholders to read through management's response, which follows the stockholder proposal.

Our Board unanimously recommends a vote AGAINST Proposal 4.

Separate Chair and CEO Proposal

RESOLVED, that the shareholders of Community Health Systems, Inc. ("Company") urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, an independent director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

SUPPORTING STATEMENT

The Board of Directors is elected by shareholders to oversee management and its Chairman provides leadership for the Board. The Business Roundtable has noted that "the paramount duty of the board of directors is to select a Chief Executive Officer and to oversee the CEO and other senior management..." The Business Roundtable, Principles of Corporate Governance, May 2002.

We believe that to be effective a board of directors must be led by a Chairman who is independent of management, for, in our opinion, having the same individual serve in both positions necessarily impairs the Chairman's ability to hold the CEO accountable.

The Conference Board recently issued a report on corporate governance. The Commission's members included John Snow, U.S. Treasury Secretary and Former Chairman of CSX Corporation; John Bogle, the Founder and former Chairman of Vanguard Group; Arthur Levitt, Jr., former SEC Chairman; and former Federal Reserve System Chairman Paul Volcker. Its report stated

    The Commission is profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance……

    The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served. The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, Jan.9, 2003.

The Report discussed three principle approaches to provide the appropriate balance between board and CEO functions, including:

    The roles of Chairman and CEO would be performed by two separate individuals, and the Chairman would be one of the independent directors. The Commission recommends that each corporation give careful consideration, based on its particular circumstances, to separating the offices of the Chairman and Chief Executive Officer. The Commission believes that separating the positions of Chairman and CEO is fully consistent with the objectives of the [Sarbanes-Oxley] Act, the proposed New York Stock Exchange listing requirements, and the proposed NASDAQ requirements, and that separating the roles of Chairman and CEO enhances implementation of the Act and stock exchange forms.

Our Company's Chairman is also its CEO. We urge your support for this proposal to have an independent director serve as Chairman.

MANAGEMENT'S STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

        There are currently 9 independent directors on our Board. These independent directors make up a super-majority of our Board and provide substantial management oversight and input to the management. Our Board has already adopted procedures for independent directors to meet in executive session and our Board appointed Mr. Michael A. Miles as the Lead Director to preside over these executive sessions. At our February 2004 Board of Directors meeting, Mr. Dale F. Frey was appointed to succeed Mr. Miles as our Lead Director. The duties of the Lead Director are set forth in our governance principles, which are posted on the Investor Relations section or our Internet Website–www.chs.net. In addition to presiding at executive sessions, the Lead Director will also take a leadership role in those circumstances when leadership by our Chairman would not be appropriate. The Lead Director also takes an active role in the conduct of regular Board meetings by reviewing and setting Board meeting agendas and determining the materials to be provided to the Board prior to its meetings. The Lead Director has the authority to call meetings of the independent directors and serves, when needed, as a liaison between the Chairman and the independent directors.

        Our Board also has created a full completement of committees that perform independent management oversight. These include our Audit and Compliance Committee, Compensation Committee, Governance and Nominating Committee, and Finance Committee, whose duties and composition are described elsewhere in this document and on our website. Only non-employee directors serve on these committees and they regularly meet in executive sessions outside the presence of management. The independence and oversight of our Board is best maintained through our corporate governance practices, which we have implemented in connection with the Sarbanes-Oxley Act and NYSE corporate governance requirements.

        The proposal implies that a Chairman who has a role in the management of the Company will have decreased effectiveness. Our Board believes that this statement is false. Experienced leadership is in the best interests of the Company and its stockholders. In the dual positions of Chairman and Chief Executive Officer, Mr. Wayne Smith strengthens our Board and the Company by providing proven ability to lead the Company. Our Board is responsible for broad corporate policy and the overall performance of the Company. As Chief Executive Officer, Mr. Smith can make sure that important business issues are brought to our Board's attention. As Chairman, Mr. Smith is also in the best position to lead meetings of our Board.

        All our directors are bound by fiduciary obligations to serve the best interests of the stockholders. Separating the offices of Chairman and Chief Executive Officer would not affect the fiduciary duties of our Board.

        Under certain circumstances, our Board may in the future decide that a separate Chairman and Chief Executive Officer would be in the best interests of the Company and its stockholders. At the present time, however, the Board believes that implementation of the stockholder proposal would impair our Board's effectiveness and is not in the best interests of the stockholders. Our Board is in the best position to make any determination to the contrary.

Required Vote

Approval of the stockholder proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST APPROVAL OF THE PROPOSAL TO SEPARATE THE ROLES OF THE CHAIR AND CHIEF EXECUTIVE OFFICER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of March 31, 2004, except as otherwise footnoted, with respect to ownership of our common stock by:

  •
  each person known by us to be a beneficial owner of more than 5% of our Company's common stock;

  •
  each of our directors;

  •
  each of our executive officers named in the Summary Compensation Table on pages 21-22; and

  •
  all of our directors and executive officers as a group.

        Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

	Shares Beneficially Owned (1)
Name
	Number		Percent
5% Stockholders:
Forstmann Little & Co. Equity Partnership-V, L.P.(2)	26,911,990		27.2%
Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P.(2)	19,222,748		19.5%
Iridian Asset Management LLC (3)	5,215,500		5.3%
Putnam Investment Management LLC (4)	5,053,781		5.1%
Directors:
John A. Clerico	5,000	(5)	*
Robert J. Dole	15,341	(6)	*
J. Anthony Forstmann(2)	109,481	(7)	*
Theodore J. Forstmann(2)	46,134,738		46.7%
Dale F. Frey(2)	33,181	(8)	*
Sandra J. Horbach(2)	46,134,738		46.7%
Thomas H. Lister(2)	26,911,990		27.2%
Michael A. Miles(2)	102,408	(9)	*
Harvey Klein	12,500	(10)	*
Wayne T. Smith	1,748,221	(11)	1.8%
W. Larry Cash	996,160	(12)	1.0%
Other Named Executive Officers:
David L. Miller	449,472	(13)	*
Gary D. Newsome	370,524	(14)	*
Michael T. Portacci	356,435	(15)	*
All Directors and Executive Officers as a Group (18 persons)	50,546,238	(16)	49.4%

*
Less than 1%.

(1)
For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock when such person or persons has the right to acquire them within 60 days after March 31, 2004. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 31, 2004 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Forstmann Little & Co. Equity Partnership-V, L.P., or Equity-V, a Delaware limited partnership, and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., or MBO-VI, a Delaware limited partnership, acquired their shares of common stock in the 1996 acquisition of our predecessor company. The general partner and one of the limited partners of Equity-V is FLC XXX Partnership, L.P., a New York limited partnership of which Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister and Winston W. Hutchins are currently general partners. The general partner of MBO-VI is FLC XXIX Partnership, L.P., a New York limited partnership of which Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls, Gordon A. Holmes and T. Geoffrey McKay are currently general partners. Each of these individuals, other than Mr. Lister, with respect to MBO-VI, and Ms. Nicholls, Mr. Holmes and Mr. McKay, with respect to Equity-V and MBO-VI, for the reasons described below, may be deemed the beneficial owners of shares owned by MBO-VI and Equity-V. Mr. Lister, with respect to MBO-VI, and Ms. Nicholls, Mr. Holmes and Mr. McKay, with respect to Equity-V and MBO-VI, do not have any voting or investment power with respect to, or any economic interest in, the shares owned by MBO-VI or Equity-V. Under the terms of the partnership agreements of FLC XXIX Partnership and FLC XXX Partnership, a general partner who was not a general partner at the time an investment was made by Equity-V or MBO-VI, as the case may be, will not have voting or investment power with respect to, or any economic interest in, the shares of the Company owned by MBO-VI or Equity V which were acquired prior to the date that he/she became a general partner. Mr. Lister was not a general partner of FLC XXIX Partnership and did not make a direct or indirect investment in the capital of MBO-VI prior to that partnership's investment in the shares of the Company. Ms. Nicholls, Mr. Holmes and Mr. McKay were not general partners of FLC XXIX Partnership or FLC XXX Partnership and did not make a direct or indirect investment in the capital of MBO-VI or Equity V prior to those partnerships' investment in the shares of the Company. Accordingly, Mr. Lister, with respect to MBO-VI, and Ms. Nicholls, Mr. Holmes and Mr. McKay, with respect to Equity-V and MBO-VI, are not deemed to be the beneficial owners of these shares. Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, and Winston W. Hutchins are the natural persons that have voting and investment control with respect to shares held by Equity-V. Theodore J. Forstmann, Sandra J. Horbach and Winston W. Hutchins are the natural persons that have voting and investment control with respect to shares held by MBO-VI. Theodore J. Forstmann, Sandra J. Horbach and Thomas H. Lister are directors of Community Health Systems. Theodore J. Forstmann and J. Anthony Forstmann are brothers. Messrs. Frey and Miles are members of the Forstmann Little Advisory Board and, as such, have economic interests in Equity-V and MBO-VI. Each of Messrs. J. Anthony Forstmann and Michael A. Miles is a special limited partner in one of the Forstmann Little partnerships. None of the other limited partners in each of MBO-VI and Equity-V is otherwise affiliated with Community Health Systems. The address of Equity-V and MBO-VI is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.

(3)
Based upon a Schedule 13G jointly filed on February 5, 2004 by Iridian Asset Management LLC, The Governor and Company of the Bank of Ireland, IBI Interfunding, BancIreland/First Financial, Inc., and BIAM (US) Inc. The address of Iridian Asset Management LLC is 276 Post Road West, Westport, CT 06880.

(4)
Based upon a Schedule 13G filed on February 13, 2004 by Putnam Investment Management LLC. The address of Putnam Investment Management LLC is One Post Office Square, Boston, MA 02109.

(5)
Includes 5,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2004.

(6)
Includes 15,341 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2004.

(7)
Includes 32,440 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2004. The remaining shares are held through a limited partnership interest in the Forstmann Little partnerships.

(8)
Includes 28,181 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2004.

(9)
Includes 44,416 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2004. The remaining shares are held through a limited partnership interest in the Forstmann Little partnerships.

(10)
Includes 12,500 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2004.

(11)
Includes 1,250,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2004.

(12)
Includes 866,666 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2004.

(13)
Includes 373,475 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2004.

(14)
Includes 333,475 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2004.

(15)
Includes 295,073 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2004.

(16)
Includes 3,256,567 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2004.

COMPLIANCE WITH EXCHANGE ACT SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

        Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own greater than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons that no Form 5 report was required to filed by them, we believe that during 2003, all of our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

        During the first half of 2003, the Company engaged Greenwood Marketing and Management Services to provide oversight for our Senior Circle Association, which is a community affinity organization with local chapters sponsored by each of the Company's hospitals. This company is owned and operated by Anita Greenwood Cash, the spouse of W. Larry Cash. In 2003, the Company paid Greenwood Marketing and Management Services $113,570 for marketing services, postage, magazines, handbooks, newsletters, training manuals, and membership services.

        The Company employs Brad Cash, son of W. Larry Cash. In 2003, Brad Cash received compensation of $142,801, including relocation expenses, and compensation of $3,086 incurred from the exercise of stock options, while serving as a chief financial officer of two of our hospitals.

        The Company has used the services of McLeodUSA Incorporated, a company of which affiliates of Forstmann Little & Co. beneficially owned 58% of the outstanding equity as of December 31, 2003 and which Theodore J. Forstmann, Dale F. Frey and Thomas H. Lister serve as directors. In 2003, the Company paid McLeodUSA $102,941 for telecommunications services.

        In March 2003, the Company purchased a 12.5% ownership interest in a Cessna Citation V Ultra aircraft from Richards, LLC, a company owned by Forstmann Little & Co. The Company paid the appraised value of the interest and assumed ongoing operating obligations. The net purchase price was $609,900.

        During 2003, the Company made a contribution of $25,000 to Huggy Bears, a charitable organization of whose board Theodore J. Forstmann, a director of the Company, is a member.

        The Company believes each of the transactions or financial relationships were on terms as favorable as could have been obtained from unrelated third parties.

        There were no loans outstanding during 2003 from the Company to any of its directors, nominees for director, executive officer, or any beneficial owner of 10% or more of our equity securities, or any family member of any of the foregoing.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

        The following sets forth information regarding our executive officers as of March 31, 2004. Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., our wholly-owned subsidiary:

Name	Age	Position
Wayne T. Smith	58	Chairman of the Board, President and Chief Executive Officer and Director (Class III)
W. Larry Cash	55	Executive Vice President, Chief Financial Officer and Director (Class I)
David L. Miller	55	Senior Vice President – Group Operations
Gary D. Newsome	46	Senior Vice President – Group Operations
Michael T. Portacci	46	Senior Vice President – Group Operations
William S. Hussey	55	Senior Vice President – Group Operations
Martin G. Schweinhart	49	Senior Vice President – Operations
Rachel A. Seifert	44	Senior Vice President, Secretary and General Counsel
T. Mark Buford	50	Vice President and Corporate Controller

        Wayne T. Smith.    The principal occupation and employment experience of Mr. Smith during the last five years is set forth on page 7 above.

        W. Larry Cash    The principal occupation and employment experience of Mr. Cash during the last five years is set forth on page 6 above.

        David L. Miller serves as Senior Vice President – Group Operations. Mr. Miller joined us in November 1997 as a Group Vice President, and presently manages hospitals in Alabama, Florida, Louisiana, North Carolina, South Carolina, Virginia, and West Virginia. Prior to joining us, he served as a Divisional Vice President for Health Management Associates, Inc. from January 1996 to October 1997. From July 1994 to December 1995, Mr. Miller was the Chief Executive Officer of the

Lake Norman Regional Medical Center in Mooresville, North Carolina, which is owned by Health Management Associates, Inc.

        Gary D. Newsome serves as Senior Vice President – Group Operations. Mr. Newsome joined us in February 1998 as Group Vice President, and presently manages hospitals in Illinois, Kentucky, New Jersey, and Pennsylvania. Prior to joining us, he was a Divisional Vice President of Health Management Associates, Inc. From January 1995 to January 1996, Mr. Newsome served as Assistant Vice President/Operations and Group Operations Vice President responsible for facilities of Health Management Associates, Inc., in Oklahoma, Arkansas, Kentucky, and West Virginia.

        Michael T. Portacci serves as Senior Vice President – Group Operations. Mr. Portacci joined us in 1987 as a hospital administrator and became a Group Director in 1991. In 1994, he became Group Vice President, and presently manages facilities in Arizona, California, Missouri, New Mexico, Texas, Utah, and Wyoming.

        William S. Hussey serves as Senior Vice President – Group Operations. Mr. Hussey joined us in June 2001 as a Group Assistant Vice President. In January 2003, he was promoted to Group Vice President to manage our acquisition of seven hospitals in West Tennessee, and in January 2004, he was promoted to Group Senior Vice President and assumed responsibility for additional facilities. Mr. Hussey presently manages facilities in Arkansas, Georgia, Kentucky, Mississippi, and Tennessee. Prior to joining us, he served as President and CEO for Gulfside Medical Development in Ft. Myers, Florida, from 1998 to 2001. From 1992 to 1997, Mr. Hussey served as President—Tampa Bay Division, for Columbia/HCA Healthcare Corporation.

        Martin G. Schweinhart serves as Senior Vice President – Operations. Mr. Schweinhart joined us in June 1997 and has served as the Vice President Operations. From 1994 to 1997 he served as Chief Financial Officer of the Denver and Kentucky divisional markets of Columbia/HCA Healthcare Corporation. Prior to that time he spent 18 years with Humana Inc. and Columbia/HCA in various management capacities.

        Rachel A. Seifert serves as Senior Vice President, Secretary and General Counsel. She joined us in January 1998 as Vice President, Secretary and General Counsel. From 1992 to 1997, she was Associate General Counsel of Columbia/HCA Healthcare Corporation and became Vice President – Legal Operations in 1994. Prior to joining Columbia/HCA in 1992, she was in private practice in Dallas, Texas.

        T. Mark Buford, C.P.A. serves as Vice President and Corporate Controller. Mr. Buford has served as our Corporate Controller since 1986 and as Vice President since 1988.

EXECUTIVE COMPENSATION

        The following are presented on the subsequent pages: (i) the Summary Compensation Table; (ii) stock option information; (iii) the Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values Table; (iv) the Equity Compensation Plan Information Table; (v) a description of our employment arrangements; (vi) Supplemental Executive Retirement Plan information with the Pension Plan Table; and (vii) the Report of the Compensation Committee on Fiscal 2003 Executive Compensation.

Summary Compensation Table

        The following table sets forth certain summary information with respect to compensation for the years ended December 31, 2003, 2002 and 2001, paid by us for services to those persons who were, during 2003, our Chief Executive Officer and our four other most highly paid executive officers (collectively, the "Named Executives").

	Annual Compensation				Long Term Compensation Awards
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Securities Underlying Options (#)	All Other Compensation ($)
Wayne T. Smith Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$700,000 600,000 550,000	$637,000 516,000 495,000		750,000	212,899 146,649 145,648	(2)
W. Larry Cash Executive Vice President and Chief Financial Officer	2003 2002 2001	$500,000 475,000 440,000	$455,000 386,175 374,000		500,000	98,764 106,964 98,762	(2)
Gary D. Newsome Senior Vice President – Group Operations	2003 2002 2001	$270,000 260,000 247,000	$245,450 238,180 190,490		200,000	60,640 42,535 36,922	(2)
David L. Miller Senior Vice President – Group Operations	2003 2002 2001	$277,000 264,000 255,000	169,885 192,952 155,550		200,000	32,706 28,839 26,869	(2)
Michael T. Portacci Senior Vice President – Group Operations	2003 2002 2001	$277,000 260,000 239,000	132,725 217,980 241,590		200,000	88,189 29,973 27,209	(2)
(1)
The amount of other annual compensation is not required to be reported since the aggregate amount of perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer.

(2)
Amount consists of additional long-term disability premiums for Mr. Smith of $2,250, for Mr. Cash of $2,250, for Mr. Newsome of $2,066, for Mr. Miller of $1,350, and for Mr. Portacci of $2,119; allocations of amounts to the deferred compensation plan equal to the life insurance premiums that would have been required for the 2003 year under the terms of the Supplemental Survivor Accumulation Plan benefit under the Supplemental Benefits Plan (the "SSAP") had the SSAP not been terminated in 2002, for Mr. Smith of $176,688, for Mr. Cash of $78,126, for Mr. Newsome of $50,185, for Mr. Miller of $25,314, and for Mr. Portacci of $78,388; employer matching contributions to the 401(k) plan for Messrs. Smith, Cash, Newsome, Miller and Portacci of $2,667; employer matching contributions to the 401(k) Supplemental plan for Mr. Cash of $1,334; employer matching contributions to the deferred compensation plan for Mr. Smith of $13,549, for Mr. Cash of $7,918, for Mr. Newsome of $3,870, and for Mr. Portacci of $3,694; and life insurance premiums for Mr. Smith of $17,744, for Mr. Cash of $6,468, for Mr. Newsome of $1,852, for Mr. Miller of $3,375, and for Mr. Portacci of $1,321.

Stock Options

        The following table sets forth information with respect to options to purchase common stock granted during 2003 under our stock option plans to the executive officers named in the Summary Compensation Table.

	Individual Grants
					Potential Realizable Value of Assumed Annual Rate of Stock Price Appreciation for Option Term (2)
		Percent of Total Options Granted to Employees in Fiscal Year (%)
	Number of Securities Underlying Options Granted (#) (1)
			Exercise Price ($/Share)
Name				Expiration Date	5%	10%
Wayne T. Smith	750,000	17.5	$20.30	5/22/2013	$9,574,920	$24,264,729
W. Larry Cash	500,000	11.7	$20.30	5/22/2013	$6,383,280	$16,176,486
Gary D. Newsome	200,000	4.7	$20.30	5/22/2013	$2,553,312	$6,470,594
David L. Miller	200,000	4.7	$20.30	5/22/2013	$2,553,312	$6,470,594
Michael T. Portacci	200,000	4.7	$20.30	5/22/2013	$2,553,312	$6,470,594
(1)
Represents options granted under our Amended and Restated 2000 Stock Option and Award Plan. These options become exercisable with respect to one-third of the shares covered thereby on May 22, 2004, May 22, 2005 and May 22, 2006. In the event of a change in control of us as defined in the plan, all such options become immediately and fully exercisable.

(2)
The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with rules and regulations adopted by the SEC and do not represent our estimate of stock price appreciation.

Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values

        The following table sets forth the stock option values as of December 31, 2003 for these persons:

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1)
	Shares Acquired on Exercise (#)
		Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Wayne T. Smith	-	-	1,000,000	750,000	$13,580,000	$4,710,000
W. Larry Cash	-	-	700,000	500,000	9,506,000	3,140,000
Gary D. Newsome	-	-	266,809	200,000	3,664,188	1,256,000
David L. Miller	-	-	306,809	200,000	4,207,388	1,256,000
Michael T. Portacci	20,000	$275,900	228,407	200,000	3,152,293	1,256,000

(1)
Sets forth values for options that represent the positive spread between the respective exercise prices of outstanding stock options based on the closing price of our common stock on the New York Stock Exchange on December 31, 2003, which was $26.58 per share.

Equity Compensation Plan Information

        The following table includes information in respect of our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2003.

Equity Compensation Plan Information as of Fiscal Year-End

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,139,748	$17.47	4,123,013	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	8,139,748	$17.47	4,123,013
(1)
Represents shares of our common stock that may be issued pursuant to nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance shares, phantom stock awards and share awards under the Amended and Restated 2000 Stock Option and Award Plan. The issuance of these shares was approved by our stockholders in 2000 and 2003.

Employment Arrangements

        There are no written employment contracts with any of our Named Executives. The stockholders' agreements, to which each of our Named Executives are bound, contain certain forfeiture provisions in the event the person engages in prohibited conduct, including certain competitive activities. The stockholders' agreement, as well as the stock option agreements, provide for full and immediate vesting of options in the event of a change of control transaction (as defined under each such agreement). Under Company policy, our Named Executives are entitled to severance compensation in the event they are terminated without cause; the compensation ranges from 12 to 24 months of base salary and other supplemental benefits depending on benefit category, length of employment and reason for termination.

Supplemental Executive Retirement Plan

        Effective January 1, 2003, the Company adopted the Supplemental Executive Retirement Plan for the benefit of our officers and key employees. This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board of Directors administers this plan and all determinations and decisions made by the Compensation Committee are final, conclusive and bending upon all persons.

        The plan generally provides that, when a participant retires after his or her normal retirement date (age 65) he or she will be entitled to an annual retirement benefit equal to (i) the participant's Annual Retirement Benefit, reduced by (ii) the sum of (a) the actuarial equivalent of the participant's monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security age, and (b) the annuity which is the actuarial equivalent of the amount contributed to the deferred compensation plan pursuant to the Benefit Exchange Agreement increased by 7% per year commencing January 1, 2003. (The Named Executives each entered into a Benefit Exchange Agreement with the Company which provided that, in exchange for the executive's interest in a split-dollar insurance policy, the Company would contribute certain specified amounts to the executive's account under the deferred compensation plan. These amounts are reflected in the Summary Compensation Table and described in footnote (2) thereunder.)

        For this purpose, the "Annual Retirement Benefit" means an amount equal to the sum of the participant's compensation for the highest three years out of the last five full years of service preceding the participant's termination of employment, divided by three, then multiplied by the lesser of 50% or a percentage equal to 2% multiplied by the participant's years of service. In March 2004, our Compensation Committee increased the benefits to be paid to Mr. Smith and Mr. Cash by crediting them with two years of service for each year of actual service under the plan. Benefits are generally payable over the lifetime of the participant, but may be paid in an alternative form if requested by the participant.

        In the event of a change in control, all participants who have been credited with five or more years of service will be credited with an additional three years of service. In addition, the benefit of any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment. Upon such payment to all participants, the plan will terminate.

        The following table shows estimated annual supplemental retirement benefits payable under our Supplemental Executive Retirement plan at normal retirement date.

Estimated SERP Maximum Annual Benefit at Age 65 For Years of Service Indicated (1)
Compensation(2)	10 Years	15 Years	20 Years	25 Years
$100,000	$20,000	$30,000	$40,000	$50,000
200,000	40,000	60,000	80,000	100,000
300,000	60,000	90,000	120,000	150,000
400,000	80,000	120,000	160,000	200,000
500,000	100,000	150,000	200,000	250,000
600,000	120,000	180,000	240,000	300,000
700,000	140,000	210,000	280,000	350,000
800,000	160,000	240,000	320,000	400,000
900,000	180,000	270,000	360,000	450,000
1,000,000	200,000	300,000	400,000	500,000
1,100,000	220,000	330,000	440,000	550,000
1,200,000	240,000	360,000	480,000	600,000
1,300,000	260,000	390,000	520,000	650,000
1,400,000	280,000	420,000	560,000	700,000
1,500,000	300,000	450,000	600,000	750,000
1,600,000	320,000	480,000	640,000	800,000
1,700,000	340,000	510,000	680,000	850,000
1,800,000	360,000	540,000	720,000	900,000
1,900,000	380,000	570,000	760,000	950,000
2,000,000	400,000	600,000	800,000	1,000,000
2,100,000	420,000	630,000	840,000	1,050,000
2,200,000	440,000	660,000	880,000	1,100,000
(1)
The benefits listed are the total target benefit and are subject to reduction for certain amounts contributed to the deferred compensation plan and Social Security benefits.
(2)
Defined as salary plus bonus as set forth in the Summary Compensation Table.

        As of December 31, 2003, the estimated credited years of service for the individuals named in the Summary Compensation Table were as follows: Mr. Smith 14 years; Mr. Cash, 12 years; Mr. Newsome, 6 years; Mr. Miller, 6 years and Mr. Portacci, 7 years.

Report of the Compensation Committee on Fiscal 2003 Executive Compensation

        The Compensation Committee is responsible for determining compensation for our executive officers including, cash compensation plans, grants of stock options, and other benefits under the employee benefit plans and general review of our employee compensation policy. The Compensation Committee operates pursuant to a charter initially adopted in 2002 and reviewed at least annually. The current charter is posted on our Corporate Website (www.chs.net). Each member of the Compensation Committee meets the independence standards adopted by our Board of Directors in accordance with the New York Stock Exchange Listed Company Corporate Governance Standards. Furthermore, each member of the Compensation Committee meets additional independence standards in that no member of the Compensation Committee is a current or former employee or officer of the Company or any of its affiliates.

        It is the policy of the Compensation Committee to provide attractive compensation packages to executive management to attract and retain individuals with the appropriate experience and skills, motivate them to devote their full energies to the Company's success, reward them for their services, and align the interests of senior management with the interests of stockholders. Considering all of the forgoing, our executive compensation packages are comprised primarily of base salaries, annual cash bonuses, stock options and other long-term incentives.

        In general, the level of base salary is intended to provide appropriate basic pay to executive management taking into account the competitive employment market for comparable positions, each person's historical contribution to our success, their unique value and the recommendation of the Chief Executive Officer. Annual increases to base salary are determined by assessing each executive's annual performance and increases in the competitive pay levels while taking into consideration the salary budget for the Company. Cash bonuses are based on achieving specific financial and operating objectives such as targeted results for adjusted EBITDA, net revenue, bad debts, cash receipts, and others. Each executive is assigned a target bonus, which is expressed as a percentage of base salary. Target bonuses vary in relation to each executive's responsibilities. Cash bonuses are paid based on the performance of the Company. All of the Company's executive officers are participants in the bonus program.

        In furtherance of the Compensation Committee's objective to provide attractive compensation, as stated above, and to ensure that annual bonuses constitute "qualified performance-based compensation" under Section 162(m) and qualify for a full deduction for federal tax purposes, the Compensation Committee has approved the adoption of the Company's 2004 Employee Performance Incentive Plan. The Compensation Committee recommends that the stockholders vote in favor of the adoption of this plan.

        The Company also uses stock options, which increase in value only if our common stock increases in value and which terminate a short time after an executive separates employment, as a means of long-term incentive compensation. The Compensation Committee determines the number of stock options granted to our executive officers and other employees on an individual, discretionary basis in consideration of the Company's financial performance and each recipient's performance, contributions and responsibilities without assigning specific weight to any of these factors.

        In December of 2002, effective January 1, 2003, the Compensation Committee approved and the Company adopted a Supplemental Executive Retirement Plan, which is intended to provide a defined benefit to our executive officers upon their retirement on or after their normal retirement age. This plan is also intended to serve as a long term retention tool for our executive officers as the Compensation Committee evaluates the total compensation packages and other employment incentives. In March 2004, the Compensation Committee reviewed the benefits to be paid to both Mr. Smith and Mr. Cash and determined that a short-service supplement should be granted to them (such that Messrs. Smith and Cash will be credited with two years of service for each year of actual service under the plan) to reward their past achievements and to retain them in their current employment.

        Mr. Wayne T. Smith, our Chairman, President and Chief Executive Officer, receives an annual base salary subject to the approval by the Compensation Committee. Mr. Smith's base salary for fiscal 2003 amounted to $700,000. Mr. Smith also receives a bonus of up to 100% of his annual salary based on the achievement of performance and growth objectives of the Company. For 2003, Mr. Smith's bonus was $637,000. In addition, Mr. Smith received a grant of 750,000 stock options during 2003. The Compensation Committee believes that Mr. Smith's base salary is fixed at a level which is below the amounts paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at other companies of similar size engaged in the health care industry. In evaluating Mr. Smith's performance, setting the bonus, and determining the options granted, the Compensation Committee has taken particular note of Mr. Smith's outstanding leadership establishing and executing a plan for growing the Company's net revenue and profitability over the last several years. In addition, the Compensation Committee considered Mr. Smith's leadership in the –

  •
  the Company's completion and integration of ten 2003 and other recent acquisitions,
  •
  continued improvement in the quality of care as evidenced by the Company's average score of 96 in survey's completed over the last two years by the Joint Commission of Accreditation of Healthcare Organizations (JCAHO),
  •
  the naming of two of the Company's hospitals to the Solucient list Top 100 Hospitals; National Benchmarks for Success—2002 in America, and
  •
  the successful completion of the three-year reporting period under the Company's Corporate Compliance Agreement with the U.S. Department of Health and Human Services Office of the Inspector General.

        Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to a publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly paid senior executive officers, unless the compensation constitutes "qualified performance-based compensation" in which case it is not taken into account in determining whether the $1 million threshold is exceeded. Compensation as defined under Section 162(m) includes, among other things, base salary, incentive compensation and gains on stock option transactions. The Compensation Committee believes that all compensation earned by our officers during fiscal 2003 qualified for deductibility under the Internal Revenue Code. The Compensation Committee has approved and recommends to the stockholders the adoption of the 2004 Employee Performance Incentive Plan, which provides for the payment of annual bonuses in the form of "qualified performance-based compensation" under Section 162(m). The Compensation Committee intends to continue to consider, on a case-by-case basis, how Section 162(m) will affect our other compensation plans and contractual and discretionary compensation.

Michael A. Miles, Chairman J. Anthony Forstmann

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

CORPORATE PERFORMANCE GRAPH

        The following graph sets forth the cumulative return of the Company's common stock since June 9, 2000, the date on which the Company's common stock commenced trading on the New York Stock Exchange, as compared to the cumulative return of the Standard & Poor's 500 Stock Index (S&P 500) and the cumulative return of the Dow Jones Healthcare Index. The graph assumes an investment of $100 in our common stock and $100 invested at that time in each of the indexes and the reinvestment of dividends where applicable.

	6/9/00	12/31/00	12/31/01	12/31/02	12/31/03
Community Health Systems	$100.00	$269.23	$196.15	$158.38	$204.46
Dow Jones Health Care Index	$100.00	$119.77	$103.34	$80.76	$95.12
S&P 500	$100.00	$90.56	$78.75	$56.92	$75.18

AUDIT AND COMPLIANCE COMMITTEE REPORT

        The Audit and Compliance Committee of the Board of Directors of the Company is composed of three directors each of whom is "independent" as defined by the listing standards of the New York Stock Exchange and Section 10A-3 of the Securities and Exchange Act of 1934. Our Audit and Compliance Committee has two members, Messrs. Clerico and Frey, who meet the Securities and Exchange Commission definition of "financial committee audit expert." The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors, which is posted on our Corporate Website (www.chs.net). The Company's management is responsible for its internal accounting controls and the financial reporting process. Our independent accountants, Deloitte & Touche LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue their report. The Audit and Compliance Committee is responsible for, among other things, monitoring and overseeing these processes, and to recommend to the Board of Directors: (i) the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K; and (ii) the selection of the independent accountants to audit the consolidated financial statements of the Company.

        In keeping with that responsibility, the Audit and Compliance Committee has reviewed and discussed the Company's audited consolidated financial statements with management and with the independent accountants. In addition, the Audit and Compliance Committee has discussed with the Company's independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        The Audit and Compliance Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No.1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants their independence.

        Based on the Audit and Compliance Committee's discussions with management and the independent accountants and the Audit and Compliance Committee's review of the representations of management and the report of the independent accountants, the Audit and Compliance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

        This report is respectfully submitted by the Audit and Compliance Committee of the Board of Directors.

John A. Clerico, Chairman Dale F. Frey Michael A. Miles

The foregoing report of the Audit and Compliance Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROXY SOLICITATION

        The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by officers, directors and employees of the Company personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, the Company will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

        It is important that you return the accompanying proxy card promptly. Therefore, whether or not you plan to attend the meeting in person, you are earnestly requested to mark, date, sign and return your proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw the proxy and vote your own shares.

MISCELLANEOUS

        As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,
Rachel A. Seifert Senior Vice President, Secretary and General Counsel
Brentwood, Tennessee April 9, 2004

EXHIBIT A

COMMUNITY HEALTH SYSTEMS, INC.
2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN

JANUARY 1, 2004

A-ii

COMMUNITY HEALTH SYSTEMS, INC.

2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN

        THIS PLAN, hereby executed effective the 1st day of January, 2004, by Community Health Systems, Inc.

W I T N E S S E T H:

        WHEREAS, the Company wishes to establish an incentive compensation plan effective January 1, 2004, known as the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan (the "Plan") to promote the interests of Community Health Systems, Inc., its subsidiaries and affiliates (the "Company") and its stockholders by providing additional compensation as incentive to certain employees of the Company who contribute materially to the success of the Company; and

        WHEREAS, the Company intends that the Plan provide in part "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the "Code").

        NOW, THEREFORE, effective January 1, 2004, the Company hereby establishes the Plan to provide as follows:

ARTICLE I
DEFINITIONS

        The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

        1.1    "Award" shall mean bonus incentive compensation paid in cash.

        1.2    "Board" shall mean the Board of Directors of Community Health Systems, Inc.

        1.3    "Cause" shall mean the Participant's (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company which transaction is adverse to the interests of the Company and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

        1.4    "Code" shall have the meaning set forth in the preamble.

        1.5    "Committee" shall have the meaning set forth in Section 2.3.

        1.6    "Company" shall have the meaning set forth in the preamble.

        1.7    "Covered Employee" shall mean a Participant, designated by the Committee on or prior to the last day of the 90-day period commencing on the first day of the Fiscal Year (or, in the case of a Mid-Year Participant, designated by the Committee prior to commencing his or her participation in the Plan), whose Award is intended to constitute "qualified performance-based compensation" as defined in Section 162(m) of the Code.

        1.8    "Fiscal Year" shall mean the Company's accounting year of 12 months commencing on January 1st of each year and ending the following December 31st.

        1.9    "Mid-Year Participant" shall mean any Participant in the Plan who does not commence participation on the first day of the Fiscal Year.

        1.10    "Outside Director" shall mean a director of the Company who is an "outside director" within the meaning of Section 162(m) of the Code.

        1.11    "Participant" shall mean an employee of the Company as may be designated by the President and Chief Executive Officer and the Chief Financial Officer of Community Health Systems, Inc. to participate in the Plan with respect to each Fiscal Year.

        1.12    "Participation Period" shall have the meaning set forth in Section 4.4.

        1.13    "Performance Objective" shall mean one or more performance goals based on the criteria described in Section 3.4 and established as described herein with respect to an individual Participant for the Fiscal Year.

        1.14    "Plan" shall have the meaning set forth in the preamble.

        1.15    "Plan Administrator" shall have the meaning set forth in Section 2.2.

        1.16    "Regulations" shall have the meaning set forth in Section 2.4.

ARTICLE II
ADMINISTRATION

        2.1   Remuneration payable under the Plan is intended to constitute "qualified performance-based compensation" as defined in Section 162(m) of the Code for those Participants who are Covered Employees under the Plan, and the Plan shall be construed and administered in accordance with such intention. The Committee shall be authorized to exercise discretion under this Plan in respect of a Covered Employee only to the extent that such exercise will not cause an Award held by a Covered Employee to fail to constitute "qualified performance-based compensation" as defined in Section 162(m) of the Code.

        2.2   The Plan shall be administered, under the supervision of the Board, by the Chief Executive Officer and the Chief Financial Officer of Community Health Systems, Inc. (collectively, the "Plan Administrator"), except as otherwise provided herein.

        2.3   Notwithstanding Section 2.2, for Participants who are Covered Employees, the Board shall administer the Plan through the agency of the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall consist of not fewer than two (2) members of the Board each of whom is an Outside Director.

        2.4   The Plan Administrator (or, with respect to any Covered Employee, the Committee) may, from time to time, (i) adopt rules and regulations ("Regulations") for carrying out the provisions and purposes of the Plan and make such determinations, not inconsistent with the terms of the Plan, as the Plan Administrator (or the Committee, if applicable) shall deem appropriate, and (ii) alter, amend or revoke any Regulation so adopted.

        2.5   The interpretation and construction of any provision of the Plan by the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall be final and conclusive.

        2.6   No member of the Board, including members of the Committee, nor the President and Chief Executive Officer or the Chief Financial Officer of Community Health Systems, Inc., shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder or for any action, failure to act, determination or interpretation made by another member, officer, agent or employee of the Board, the Committee or the Company in administering this Plan. The Company hereby agrees to indemnify each member of the Board, including members of the Committee, and the President and Chief Executive Officer and the Chief Financial Officer of Community Health Systems, Inc., for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising by reason of an event(s) described in the immediately preceding sentence.

ARTICLE III
PERFORMANCE INCENTIVE AWARDS

        3.1   For each Fiscal Year of the Company, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine the following:

  (a)
  The employees who will participate in the Plan for such Fiscal Year;

  (b)
  The basis(es) for determining the amount of the Awards to such Participants; and

  (c)
  The Performance Objectives applicable to an Award.

        With respect to Participants who are not Covered Employees, the basis(es) for determining the amount of the Awards shall be dependent upon the attainment by the Company of specified Performance Objectives, as further described in Section 3.3. With respect to Participants who are Covered Employees, the basis(es) for determining the amount of the Awards is set forth in Section 3.2.

        3.2   For each Participant who is a Covered Employee, the Committee shall establish in writing one or more objectively determinable Performance Objectives based on the criteria described in Section 3.4 of the Plan no later than last day of the 90-day period commencing on the first day of the Fiscal Year, and at a time when the achievement of such Performance Objective (or Objectives) is substantially uncertain. Notwithstanding anything in this Section 3.2 to the contrary, with respect to any Mid-Year Participant who is a Covered Employee, in no event shall Performance Objectives be established after the earlier of (a) the expiration of the 90-day period immediately following commencement of the applicable performance period and (b) the date on which twenty-five percent (25%) of the applicable performance period has elapsed.

        In establishing objectively determinable Performance Objectives, the Committee shall also state, in terms of an objective formula or standard, the method for computing the amount of the Award payable to the Covered Employee if a Performance Objective(s) is attained. In addition, the formula or standard shall specify the individual Covered Employee or class of Covered Employees to which it applies. No Award shall be paid to a Covered Employee unless the Committee determines and certifies in writing, prior to the payment of such Award, that the Performance Objectives applicable to that Participant have been achieved.

        3.3   For any Participant who is not a Covered Employee, Performance Objectives, whether quantitative or qualitative, may be established. The Plan Administrator shall establish the specific targets for the selected measures. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or a defined index.

        3.4   Performance criteria for Awards under the Plan shall be one or more Performance Objectives relating to the following categories:

          (a)   Net Revenue.    This target is based upon the Company's or a hospital's consolidated (including without limitation clinics, medical office building, and nursing homes) net revenue budget.

          (b)   Earnings Per Share.    This target is based upon the Company's reported earnings per share on a fully diluted basis.

          (c)   Corporate Adjusted EBITDA.    This target is based upon the Company's consolidated budgeted adjusted earnings before interest, income tax, depreciation and amortization.

          (d)   Clinic Adjusted EBITDA.    This target is based upon an individual clinic's consolidated budgeted adjusted earnings before interest, income tax, depreciation and amortization.

          (e)   Hospital Adjusted EBITDA.    This target is based upon a hospital's consolidated (including without limitation clinics, medical office buildings, and nursing homes) budgeted adjusted earnings before interest, income tax, depreciation and amortization.

          (f)    EBITDA Margin.    To achieve this goal the actual adjusted EBITDA margin percentage must equal or exceed the budgeted adjusted EBITDA margin percentages.

          (g)   EBITDA Margin Improvement.    To achieve this goal the actual EBITDA margin percentage must improve over the comparable period by or in excess of the target improvement amount.

          (h)   Bad Debt Expense.    The corporate consolidated target is determined by dividing the year-to-date bad debt expense by the year-to-date net patient revenue. Hospital group operations targets are calculated by dividing the year-to-date bad debt expense by the year-to-date sum of net patient revenue.

          (i)    Cash Receipts Target.    Each month's performance is determined by comparing total cash receipts received by each of the Company's affiliated hospitals (or by the Company for that hospital) to the prior month's net revenue less bad debt. For each Fiscal Year, the annual performance will be determined by adding each month's calculation together and calculating a 12-month total achievement.

          (j)    Key Operating and Financial Statistics.    This target is based upon budgeted statistics and other financial statistics for admissions, adjusted admissions, census, surgeries, emergency room visits, patient visits, and/or outpatient procedures.

          (k)   Case/Resource Management Program.    Although this program is the direct responsibility of the Chief Financial Officer of each of the Company's affiliated hospitals, a Chief Nursing Officer's commitment to the program will be measured based upon the program achieving the length of stay and cost reduction per adjusted admission targets.

          (l)    Days Net Revenue in Net Patient Accounts Receivable.    This target is calculated using all patient-related accounts receivable (as shown in the Balance Sheet (Summary Code B-77, excluding all year-end settlement accounts)) net of the allowance for bad debts and net revenue from the most recent three months (including the hospital, and any related clinics and medical office buildings). The actual calculation is based upon dividing the net accounts receivable balance by the last three months average daily net revenue. The measurement will be either on an end of period or an average calculation.

          (m)  Nursing Services.    To achieve this goal the actual hospital payroll for nursing services must be at or below the budgeted hospital payroll target for nursing services as a percent of net revenue.

          (n)   Quality Indicators.    A Participant's commitment to quality will be determined by (i) Joint Commission on Accreditation of Healthcare Organizations survey results, if applicable, or (ii) through positive trending of patient satisfaction surveys in the current Fiscal Year compared to prior Fiscal Year results.

          (o)   Resource Management.    The net effect of implementing a daily case management process, clinical pathways, length of stay reductions and other related strategies should be a decrease in cost per case. A bonus will be based on reduction in the average cost per case of the current Fiscal Year as compared to the prior Fiscal Year and may be categorized for case type or payor classification.

          (p)   Operating Expenses Per Equivalent Patient Day.    This component is determined by dividing operating expenses by the number of equivalent patient days.

            (1)   Operating expenses are all income statement expenses excluding rent, depreciation, amortization, management fee expense and interest expense.

            (2)   Equivalent patient days is a method of adjusting the number of patient days to compensate for outpatient service rendered.

          (q)   Discretionary. An amount equal to the specified percentage of each Participant's salary or a lump sum amount may be awarded based upon other objective or subjective criteria that recognize accomplishments of a Participant (other than an Covered Employee) during the year. Focus will be on quality, service, regulatory compliance, and accomplishment of specific unique projects, among other items.

Where applicable, for purposes of making any determinations in respect of any Performance Objective, performance will be determined in accordance with generally accepted accounting principles, consistently applied.

        3.5   Subject to Sections 2.1, at any time after the commencement of a Fiscal Year for which Performance Objectives have been determined, but prior to the close thereof, the Plan Administrator may, in its discretion, add Participants, decrease targets, or increase or add to an Award(s).

ARTICLE IV
PAYMENT OF PERFORMANCE INCENTIVE AWARDS

        4.1   Subject to such forfeitures of Awards and other conditions as are provided in the Plan, the Awards made to Participants shall be paid as follows:

    As soon as practicable after the end of the Fiscal Year, the Plan Administrator (or, with respect to any Covered Employee, the Committee) shall determine, the extent to which Awards have been earned on the basis of the actual performance in relation to the Performance Objectives as established for that Fiscal Year. Once determined, an Award shall be paid to a Participant only to the extent that the Participant met the targets for their Award as set forth in the Award. Notwithstanding the foregoing, a lump sum discretionary Award may be paid to a Participant who is not a Covered Employee at any time during the Fiscal Year. No Awards shall be paid to a Covered Employee unless and until the Committee has certified in writing that the Performance Objectives established with respect to the Covered Employee have been achieved. Subject to the foregoing, Awards shall be paid at such time or times as are determined by the Plan Administrator or Committee.

        4.2   The maximum amount that any individual Participant may receive relating to any Fiscal Year to which an Award applies may not exceed five million dollars ($5,000,000).

        4.3   There shall be deducted from all payments of Awards any taxes required to be withheld by any government entity and paid over to any such government entity in respect of any such payment. Unless otherwise elected by the Participant, such deductions shall be at the established withholding tax rate. Participants may elect to have the deduction of taxes cover the amount of any applicable tax (the amount of withholding tax plus the incremental amount determined on the basis of the highest marginal tax rate applicable to such Participant).

        4.4   Subject to Section 3.2 of the Plan, any individual who becomes a Participant in the Plan due to employment, transfer or promotion during the Fiscal Year shall be eligible to receive a partial Award based upon the Participant's base salary for the period of time in which he or she is actually a Participant in the Plan ("Participation Period") and his or her level of achievement in relation to Performance Objectives for the entire Fiscal Year or such shorter period established by the Plan Administrator or Committee. In no event, however, shall partial Awards be made to any Participant with a Participation Period in respect of any Fiscal Year of less than three months, except for discretionary awards under Section 3.4(q).

        4.5   With respect to any Participant who is not a Covered Employee, Awards shall be adjusted for partial year responsibility, multiple facility responsibility and reassignments of a duration of at least three consecutive months.

        4.6   Except as provided in Section 4.7 or 4.8, no Award shall be paid to a Participant who is not employed by the Company on the date that his or her Award payment is due under the Plan.

        4.7   A Participant in the Plan who becomes ineligible during the Fiscal Year due to transfer, change of position or termination of employment shall cease to be eligible for further participation in the Plan on the date of transfer, change or termination. If the Participant had a Participation Period equal to at least three months of the Fiscal Year in which such transfer, change or termination occurred, the Participant shall be eligible to receive a partial Award based upon the Participant's base salary for the Participation Period and his or her level of achievement in relation to Performance Objectives for the entire Fiscal Year multiplied by a fraction, the numerator of which is the number of days in the Participation Period and the denominator of which is 365; provided, however, that, if the Participant becomes ineligible due to his or her termination of employment, a partial Award shall only be payable as described in this sentence if such termination is without Cause (i.e., Participants who resign or who are terminated for Cause shall not be eligible for partial Awards). With respect to Covered Employees, no partial Award shall be paid unless and until the applicable Performance Objective(s) has been attained and the Committee has certified such attainment.

        4.8   In the event that a Participant dies during or subsequent to the Fiscal Year for which an Award is to be or was earned, or if a Participant becomes disabled or is granted a leave of absence during or subsequent to the Fiscal Year for which an Award is to be or was earned, such Participant shall cease to be eligible for further participation in the Plan on the date of such death, disability or leave of absence. To the extent that such death, disability or leave of absence occurred prior to the payment of the Participant's Award, payment of all or a portion of any Award to the Participant (other than a Covered Employee) may be made in the sole discretion of the Plan Administrator. With respect to the death, disability or leave of absence of a Covered Employee, no Award shall be paid unless and until the applicable Performance Objective(s) has been attained and the Committee has certified such attainment.

        4.9   Payment of each Award to a Participant shall be subject to the following provisions and conditions:

          (a)   No Participant shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Regulations that affect such Participant have been satisfied. Nothing contained in the Plan or in the Regulations shall require the Company to segregate cash, shares or stock or other property for purposes of payment of Awards under the Plan. Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company to dismiss and/or discharge any employee at any time.

          (b)   No rights under the Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature.

ARTICLE V
MISCELLANEOUS

        5.1   By accepting any benefits under the Plan, each Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company, the Board, the Plan Administrator, the Committee or any other committee appointed by the Board.

        5.2   Any action taken or decision made by the Company, the Board, the Plan Administrator, the Committee, or any other committee appointed by the Board in the exercise of this power shall be final, binding and conclusive upon the Company, the Participants, and all other persons having any interest therein.

        5.3   The Board, the Plan Administrator, the Committee, or any other committee appointed by the Board may rely upon any information supplied to them by any officer of the Company and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

        5.4   The Board may alter, amend, suspend or terminate the Plan; provided, however, that, except as permitted by the Plan, no such alteration, amendment, suspension or termination shall impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the respective Participant; and provided further, however, that, to the extent necessary under any applicable law, no such alteration, amendment, suspension or termination shall be effective unless approved by the shareholders of the Company in accordance with applicable law or regulation.

        5.5   As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

          (a)   Give any person any right to participate in the Plan other than at the sole discretion of the Plan Administrator or Committee, as applicable;

          (b)   Give any person any rights whatsoever with respect to an Award except as specifically provided in this Plan;

          (c)   Limit in any way the right of the Company to terminate the employment of any person at any time; or

          (d)   Be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

        5.6   Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

        5.7   The Plan will be effective for all Fiscal Years beginning with 2004 by action of the Board of Directors conditioned on and subject to approval of the Plan by a vote of the holders of a majority of the securities of the Company present in person or by proxy at a duly held stockholders meeting at which a quorum representing a majority of all outstanding voting stock is present. The Committee is authorized to make no Awards to Covered Employees in respect of the 2009 Fiscal Year or any later Fiscal Year if the Plan has not been reapproved by the Company's stockholders at its first meeting of stockholders during 2009, if such approval is necessary for such Awards to constitute "qualified performance-based compensation" as defined in Section 162(m) of the Code.

        IN WITNESS WHEREOF, this Plan has been executed this 1st day of March, 2004, effective as of the date set forth herein.

COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ W. LARRY CASH
Title:	Executive Vice President & CFO

Community Health Systems, Inc.

2004 Annual Meeting of Stockholders

        The undersigned hereby appoints Wayne T. Smith and Rachel A. Seifert, and each and any of them, proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of Community Health Systems, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders to be held at the JPMorganChase & Co. Building, 11th Floor, Room C, located at 270 Park Avenue, New York, New York 10017 on Tuesday, May 25, 2004, at 8:30 a.m., local time, and at any adjournments or postponements thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

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Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy will be voted as specified by the undersigned. This Proxy revokes any prior Proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed Proxy will be voted FOR the election of the four named nominees for directors and, unless otherwise specified, FOR proposals 2 and 3 and AGAINST proposal 4 listed herein and described in the accompanying Proxy Statement. The undersigned acknowledges receipt with this Proxy a copy of the Notice of Annual Meeting and Proxy Statement dated April 9, 2004, describing more fully the proposals set forth herein.

1.	ELECTION OF DIRECTORS 01 W. Larry Cash 02 J. Anthony Forstmann 03 Harvey Klein, M.D. 04 H. Mitchell Watson, Jr.	FOR ALL nominees listed to left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to left ☐	2.	The Board of Directors recommends a vote FOR proposal 2. Proposal to approve the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed above.				3.
The Board of Directors recommends a vote FOR proposal 3.
					Proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐
				4.	The Board of Directors recommends a vote AGAINST proposal 4. Stockholder proposal entitled "Separate Chair and CEO Proposal".	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the Proxy signed by an officer of the corporation, indicating his/her title. If the stockholder is a partnership, the full partnership name should be inserted and the Proxy signed by an authorized person of the partnership, indicating his/her title. If the stockholder is a limited liability company, the full limited liability company name should be inserted and the Proxy signed by an authorized person of the limited liability company, indicating his/her title.

Signature	Signature (if held jointly)	Date

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QuickLinks

COMMUNITY HEALTH SYSTEMS, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 25, 2004
ANNUAL MEETING OF STOCKHOLDERS OF COMMUNITY HEALTH SYSTEMS, INC. PROXY STATEMENT
TABLE OF CONTENTS
ANNUAL MEETING OF STOCKHOLDERS OF COMMUNITY HEALTH SYSTEMS, INC. 155 Franklin Road, Suite 400 Brentwood, TN 37027 PROXY STATEMENT April 9, 2004
COMMUNITY HEALTH SYSTEMS, INC. 2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN
ARTICLE I DEFINITIONS
ARTICLE II ADMINISTRATION
ARTICLE III PERFORMANCE INCENTIVE AWARDS
ARTICLE IV PAYMENT OF PERFORMANCE INCENTIVE AWARDS
ARTICLE V MISCELLANEOUS